Exhibit 99.1

Contact:	David Trone
Director of Investor Relations
Greenhill & Co., Inc.
(212) 389-1800

GREENHILL & CO. REPORTS THIRD QUARTER EARNINGS PER SHARE OF $0.41

•	Quarterly revenues of $76.6 million, up 51% from prior year; year to date revenues up 26% from the prior year

•	Compensation expense ratio for the quarter at 53%; year to date at 55%

•	Non-compensation expense ratio for the quarter at 22%; year to date at 21%

•	Pre-tax profit margin for the quarter at 25%; year to date at 24%

•	Repurchased 374,248 shares of our common stock during the quarter through open market transactions

•	Earnings per share year to date of $1.16, more than double the prior year to date level

•	Recruited Managing Director to expand our team focused on the Latin American market

NEW YORK, NEW YORK, October 24, 2016 – Greenhill & Co., Inc. (NYSE: GHL) today reported revenues of $76.6 million, net income allocated to common stockholders of $13.1 million and diluted earnings per share of $0.41 for the quarter ended September 30, 2016.

The Firm’s third quarter 2016 revenues of $76.6 million compare to revenues of $50.6 million for the same period in 2015, an increase of $26.0 million, or 51%. For the third quarter of 2016, net income allocated to common stockholders of $13.1 million compares to $0.7 million for the same period in 2015, which represents an increase of $12.4 million. Diluted earnings per share for the three months ended September 30, 2016 of $0.41 compares to $0.02 for the third quarter of 2015, which represents an increase of $0.39 per share.

For the nine months ended September 30, 2016, revenues of $233.9 million compare to $185.9 million for the comparable period in 2015, an increase of $48.0 million, or 26%. For the nine months ended September 30, 2016, net income allocated to common stockholders of $37.1 million compares to $17.7 million for the comparable period in 2015, which represents an increase of $19.4 million, or 110%. Diluted earnings per share for the nine months ended September 30, 2016 of $1.16 compares to $0.57 for the same period in 2015, an increase of $0.59, or 103%.

The Firm’s revenues and net income can fluctuate materially depending on the number, size and timing of completed transactions on which it advised and other factors. Accordingly, the revenues and net income in any particular period may not be indicative of future results.

“Our Firm’s financial results for the year have continued to play out, in all respects, in the manner that we have been expecting and communicating to investors. For the year to date, our revenue is up 26%, our compensation ratio is slightly below last year’s level, our non-compensation costs are below last year’s in absolute terms and even more so relative to revenue, and our tax rate is well below last year’s. Our earnings per share has more than doubled in the year to date. The increase in revenue combined with the reduction in cost ratios resulted in strong cash flow generation, which allowed us to retire a portion of our term debt, pay our dividend and repurchase a modest amount of stock during the quarter,” Robert F. Greenhill, Chairman, said.

“We are pleased with what the Firm achieved in the quarter, particularly given the fact that our capital advisory team saw significant closings slip to the fourth quarter and announced M&A activity in markets outside the U.S. continued to be relatively light. Looking ahead, we are poised for a strong finish to the year, based on our expectations of several significant M&A and restructuring transaction completions and a rebound in capital advisory revenue. As a result, for the full year we expect our percentage increase in revenue to be at its highest level in many years and to compare favorably to results at the broad set of investment banks that disclose advisory revenue figures. At the same time, in terms of pre-tax profit margin for the year, we expect to return to our historic leadership position among our independent advisory firm peers. Looking further ahead, early indications from our backlog of announced transactions and active assignments are such that we expect our strong performance to continue into 2017. While our near term revenue pipeline looks strong, it is heavily weighted to the U.S., meaning that significant upside remains when a rebound in M&A transaction activity outside the U.S. materializes. And an additional Managing Director recruit, combined with expectations for significant further recruiting later this year and into 2017, also bodes well for our longer term growth prospects,” Scott L. Bok, Chief Executive Officer, commented.

On a year to date basis as of September 30, 2016, the number of completed transactions globally decreased by 7% versus the prior year, while the volume of completed transactions (reflecting the sum of all transaction sizes) decreased by 6%. The number of announced transactions globally decreased by 3% in year to date 2016 versus the same period in the prior year, while the volume of announced transactions decreased by 26%.1

[1]	Excludes transactions less than $100,000 and withdrawn/canceled deals. Source: Thomson Financial as of October 24, 2016.

Revenues

Revenues were $76.6 million in the third quarter of 2016 compared to $50.6 million in the third quarter of 2015, an increase of $26.0 million, or 51%. The increase in revenues principally resulted from an increase in completed transaction fees, offset in part by a decrease in announcement fees and retainer fee revenue.

For the nine months ended September 30, 2016, revenues were $233.9 million compared to $185.9 million in 2015, an increase of $48.0 million, or 26%. This increase principally resulted from an increase in completed transaction fees, offset in part by a decrease in announcement fees and retainer fee revenue.

Completed assignments in the third quarter of 2016 included:

•	the representation of Airopack Technology Group AG on a placement of debt and equity capital and the acquisition of the remaining 50% stake in Airolux AG;

•	the acquisition by A. O. Smith Corporation of Aquasana, Inc.;

•	the acquisition by Cypress Semiconductor Corporation of Broadcom Ltd.’s Wireless Internet of Things (IoT) business unit;

•	the acquisition by Derma Sciences, Inc. of BioD, LLC;

•	the acquisition by Digital Realty Trust of eight European data centers from Equinix;

•	the acquisition by Molina Healthcare, Inc. of Universal American’s Total Care Medicaid business;

•	the representation of New Enterprise Stone & Lime Co., Inc. on $555 million of secured financing;

•	the sale of Patties Foods Ltd. to Pacific Equity Partners;

•	the acquisition by Teva Pharmaceuticals Industries Ltd. of Allergan plc’s generics business;

•	the representation of Teva Pharmaceuticals Industries Ltd. on the divestment of the U.S. rights to seventy-nine generic products to eleven different counterparties; and

•	the sale by Tesco plc of its Dobbies Garden Centres to an investor group led by Midlothian Capital Partners and Hattington Capital.

During the third quarter of 2016, our capital advisory group advised real estate fund general partners on one interim closing of primary capital commitments from institutional investors. Our secondary capital advisory group (Greenhill Cogent) advised institutional investors on 21 closings of sales of limited partnership interests in secondary market transactions.

Since the end of the third quarter of 2016 we announced the recruitment of Carlos Medina, who is based in New York and will expand our team focused on Latin America outside Brazil. Mr. Medina is a former Managing Director at BTG Pactual and Morgan Stanley.

Expenses

Operating Expenses

Our total operating expenses for the third quarter of 2016 were $57.4 million, which compared to $49.5 million of total operating expenses for the third quarter of 2015. This represents an increase in total operating expenses of $7.9 million, or 16%, and resulted principally from an increase in our compensation and benefits expenses, partially offset by a decrease in non-compensation expenses, both as described in more detail below. The pre-tax profit margin for the three months ended September 30, 2016 was 25% as compared to 2% for the same period in 2015, which was negatively impacted by significantly lower revenues.

For the nine months ended September 30, 2016, total operating expenses were $178.4 million, compared to $156.8 million of total operating expenses for the same period in 2015. The increase of $21.6 million, or 14%, resulted principally from an increase in our compensation and benefits expenses, offset in part by a decrease in non-compensation expenses, both as described in more detail below. The pre-tax profit margin for the nine months ended September 30, 2016 was 24% as compared to 16% for the same period in 2015.

The following table sets forth information relating to our operating expenses, which are reported net of reimbursements of certain expenses by our clients:

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2016	2015	2016	2015
	(in millions, unaudited)
Employee compensation and benefits expenses	$40.7	$30.7	$129.4	$103.7
% of revenues	53%	61%	55%	56%
Non-compensation expenses	16.6	18.8	49.0	53.1
% of revenues	22%	37%	21%	29%
Total operating expenses	57.4	49.5	178.4	156.8
% of revenues	75%	98%	76%	84%
Total income before tax	19.2	1.1	55.5	29.1
Pre-tax profit margin	25%	2%	24%	16%

Compensation and Benefits Expenses

Our employee compensation and benefits expenses in the third quarter of 2016 were $40.7 million, which reflected a 53% ratio of compensation to revenues. This amount compared to $30.7 million for the third quarter of 2015, which reflected a 61% ratio of compensation to revenues. The increase of $10.0 million, or 33%, was principally attributable to significantly higher revenues during the period, partially offset by a lower compensation ratio as we focused on an appropriate level for the full year.

For the nine months ended September 30, 2016, our employee compensation and benefits expenses were $129.4 million, which reflected a 55% ratio of compensation to revenues. This amount compared to $103.7 million for the same period in the prior year, which reflected a 56% ratio of compensation to revenues. The increase of $25.7 million, or 25%, was principally attributable to higher year to date revenues offset by a slightly lower compensation ratio.

Our compensation expense is generally based upon revenues and can fluctuate materially in any particular period depending upon changes in headcount, amount of revenues recognized, as well as other factors. Accordingly, the amount of compensation expense recognized in any particular period may not be indicative of compensation expense in a future period.

Non-Compensation Expenses

Our non-compensation expenses were $16.6 million in the third quarter of 2016 compared to $18.8 million in the third quarter of 2015, representing a decrease of $2.2 million, or 11%. The decrease in non-compensation expenses principally resulted from lower occupancy costs related to reduced cost levels outside of the U.S., the sublease of redundant Cogent space and the absence of foreign currency losses, primarily related to our Brazilian operations. Interest expense for the quarter, included within non-compensation expenses, was $0.9 million.

For the nine months ended September 30, 2016, our non-compensation expenses were $49.0 million compared to $53.1 million for the same period in 2015, representing a decrease of $4.1 million, or 8%. The decrease in non-compensation expenses principally resulted from lower occupancy costs as discussed above, the absence of foreign currency losses, lower professional fees due to the absence of transaction costs incurred in connection with the acquisition of Cogent, partially offset by incremental operating and borrowing costs related to Greenhill Cogent and an increase in the charge for the change in the estimated fair value of the contingent cash consideration for the Cogent earnout. Interest expense for the first nine months of 2016, included within non-compensation expense, was $2.4 million.

Non-compensation expenses as a percentage of revenues for the three months ended September 30, 2016 were 22% compared to 37% for the same period in 2015. Non-compensation expenses as a percentage of revenues for the nine months ended September 30, 2016 were 21% compared to 29% for the same period in the prior year. The decrease in non-compensation expenses as a percentage of revenues in the three and nine month periods ended September 30, 2016 as compared to the same period in 2015 resulted from the effect of spreading lower non-compensation costs over significantly higher revenues.

Our non-compensation expenses as a percentage of revenues can vary as a result of a variety of factors including fluctuation in revenue amounts, changes in headcount, the amount of recruiting and business development activity, the amount of office expansion, the amount of reimbursement of engagement-related expenses by clients, the amount of borrowings, interest rate and currency movements and other factors. Accordingly, the non-compensation expenses as a percentage of revenues in any particular period may not be indicative of the non-compensation expenses as a percentage of revenues in future periods.

Provision for Income Taxes

For the third quarter of 2016, the provision for income taxes was $6.1 million, which reflected an effective tax rate of 32%. This compared to a provision for income taxes in the third quarter of 2015 of $0.5 million, which reflected an effective tax rate of 40%. The increase in the provision for income taxes in the third quarter of 2016 as compared to the same period in the prior year was principally attributable to higher pre-tax income, partially offset by a lower effective tax rate, which resulted from the generation of a greater proportion of earnings in foreign jurisdictions with lower tax rates.

For the nine months ended September 30, 2016, the provision for taxes was $18.4 million, which reflected an effective tax rate of 33%. This compared to a provision for taxes for the nine months ended September 30, 2015 of $11.4 million, which reflected an effective tax rate of 39%. The increase in the provision for income taxes in the nine months ended September 30, 2016 as compared to the same period in 2015 resulted from higher pre-tax income, partially offset by a lower effective tax rate, which resulted from the generation of a greater proportion of earnings in foreign jurisdictions with lower tax rates.

The effective tax rate can fluctuate as a result of variations in the relative amounts of income earned and the tax rate imposed in the tax jurisdictions in which we operate. Accordingly, the effective tax rate in any particular period may not be indicative of the effective tax rate in future periods.

Liquidity and Capital Resources

As of September 30, 2016, we had cash and cash equivalents of $55.8 million and short-term revolving debt of $62.5 million. Additionally, as of September 30, 2016, we had $16.9 million outstanding on the term loan facility related to the funding of the acquisition of Cogent, which has three equal semi-annual installments remaining, with the next installment due on April 30, 2017. During the third quarter of 2016, we repaid in advance $5.6 million related to the first installment of this term loan due in October 2016.

During the third quarter of 2016, we repurchased 374,248 shares of our common stock in open market purchases and 13,099 restricted stock units from employees at the time of vesting to settle tax liabilities, in aggregate at an average price of $20.45 per share, for a total cost of $7.9 million. For the nine months ended September 30, 2016, we have repurchased 945,649 shares of our common stock, including 319,194 restricted stock units from employees at the time of vesting to settle tax liabilities, at an average price of $21.86 per share, for a total cost of $20.7 million.

Dividend

The Board of Directors of Greenhill & Co., Inc. has declared a dividend of $0.45 per share to be paid on December 21, 2016 to common stockholders of record on December 7, 2016.

Earnings Call

Greenhill will host a conference call beginning at 4:30 p.m. Eastern Time on Monday, October 24, 2016, accessible via telephone and the internet. Scott L. Bok, Chief Executive Officer, will review the Firm’s third quarter 2016 financial results and related matters. Following the review, there will be a question and answer session.

Investors and analysts may participate in the live conference call by dialing (888) 317-6003 (toll-free domestic) or (412) 317-6061 (international); passcode: 6214291. Please register at least 10 minutes before the conference call begins. The conference call will also be accessible as an audio webcast through the Investor Relations section of Greenhill’s website at www.greenhill.com. There is no charge to access the call.

For those unable to listen to the live broadcast, a replay of the call will be available for one month via telephone starting approximately one hour after the call ends. The replay can be accessed at (877) 344-7529 (toll-free domestic) or (412) 317-0088 (international); passcode: 10095215.

Greenhill & Co., Inc. is a leading independent investment bank entirely focused on providing financial advice on significant mergers, acquisitions, restructurings, financings and capital raising to corporations, partnerships, institutions and governments globally. It acts for clients located throughout the world from its offices in New York, Chicago, Dallas, Frankfurt, Hong Kong, Houston, London, Melbourne, San Francisco, São Paulo, Singapore, Stockholm, Sydney, Tokyo and Toronto.

Cautionary Note Regarding Forward-Looking Statements

The preceding discussion should be read in conjunction with our condensed consolidated financial statements and the related notes that appear below. We have made statements in this discussion that are forward-looking statements. In some cases, you can identify these statements by forward-looking words such as “may”, “might”, “will”, “should”, “expect”, “plan”, “anticipate”, “believe”, “estimate”, “intend”, “predict”, “potential” or “continue”, the negative of these terms and other comparable terminology. These forward-looking statements, which are subject to risks, uncertainties and assumptions about us, may include projections of our future financial performance, based on our growth strategies and anticipated trends in our business. These statements are only predictions based on our current expectations and projections about future events. There are important factors that could cause our actual results, level of activity, performance or achievements to differ materially from the results, level of activity, performance or achievements expressed or implied by the forward-looking statements. In particular, you should consider the numerous risks outlined under ‘‘Risk Factors’’ in our Report on Form 10-K for the fiscal year 2015. We are under no duty and we do not undertake any obligation to update or review any of these forward-looking statements after the date on which they are made, whether as a result of new information, future developments or otherwise.

Greenhill & Co., Inc. and Subsidiaries

Condensed Consolidated Statements of Operations (Unaudited)

(In thousands, except share and per share data)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2016	2015	2016	2015
Revenues
Advisory revenues	$76,487	$50,278	$233,305	$185,132
Investment revenues	91	354	623	725

Total revenues	76,578	50,632	233,928	185,857
Expenses
Employee compensation and benefits	40,746	30,703	129,362	103,724
Occupancy and equipment rental	5,052	5,559	14,602	15,901
Depreciation and amortization	793	894	2,432	2,536
Information services	2,208	2,332	6,718	6,714
Professional fees	1,806	1,606	5,064	5,765
Travel related expenses	3,129	3,257	8,903	8,916
Interest expense	896	666	2,444	1,733
Other operating expenses	2,748	4,473	8,880	11,486

Total expenses	57,378	49,490	178,405	156,775
Income before taxes	19,200	1,142	55,523	29,082
Provision for taxes	6,090	458	18,428	11,376

Net income allocated to common stockholders	$13,110	$684	$37,095	$17,706

Average shares outstanding:
Basic	31,686,347	31,196,845	31,953,530	30,971,658
Diluted	31,693,173	31,215,999	31,960,892	31,023,713
Earnings per share:
Basic	$0.41	$0.02	$1.16	$0.57
Diluted	$0.41	$0.02	$1.16	$0.57
Dividends declared and paid per share	$0.45	$0.45	$1.35	$1.35